QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.(a)(1)(H)

Form of Stock Option Exchange Election
Electronic Log-In Pages

Initial log-in to Adobe Forms

Notes:

  1.
  You must access Adobe Forms with a PC and Internet Explorer version 5 or higher.

  2.
  Your User Name and Password are the same as you use for Corporate Time.

  3.
  For log-in or other problems, call your local IS Service Desk or send an e-mail to servicedesk@adobe.com

Forms menu

Initiate a form -->

        Select a process to initiate

Application	Instructions
Stock Option Exchange Election	This form is to be used in connection with the Offer to Exchange, dated May 16, 2003. Questions should be directed the Equity Compensation Department via email at mailto:optionx@adobe.com or at (408) 536-3122.

QuickLinks

  Exhibit 99.(a)(1)(H)
Form of Stock Option Exchange Election Electronic Log-In Pages